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                                                                  EXHIBIT (c)(5)

                               THE SAGE GROUP PLC
                                   Sage House
                                Benton Park Road
                               Newcastle upon Tyne
                                     NE7 7LZ
                                 United Kingdom

                                December 22, 1999


Best Software, Inc.
11413 Isaac Newton Square
Reston, Virginia  20190

Ladies and Gentlemen:

       The Sage Group PLC ("Bidder") and Best Software, Inc. ("Best") have proposed to exchange confidential information and begin discussions in connection with the consideration of a possible transaction between the two companies. Both parties desire (i) to confirm the continued validity of a certain Non-Disclosure Agreement between them dated October 14, 1999; and (ii) to set forth certain other agreements between them, as described in this letter agreement.

       Bidder hereby agrees that for a period of twelve months from the date hereof, neither Bidder nor any of its affiliates, alone or with others, will in any manner (1) acquire, agree to acquire, or make any proposal (or request permission to make any proposal) to acquire any securities (or direct or indirect rights, warrants or options to acquire any securities) or property of Best (other than property transferred in the ordinary course of Best's business and securities constituting less than 1% of the outstanding voting securities of
Best), unless such acquisition, agreement or making of a proposal shall have been expressly first approved (or in the case of a proposal, expressly first invited) by Best's Board of Directors, (2) solicit or propose to solicit proxies from stockholders of Best or otherwise seek to influence or control the management or policies of Best or any of its affiliates or (3) assist (including by knowingly providing or arranging financing for that purpose) any other person in doing any of the foregoing. Bidder hereby represents that it does not beneficially own, nor is it aware that any of its affiliates beneficially owns, any shares of the capital stock or other equity interests of Best, provided, however, that nothing contained in herein shall limit Bidder or its affiliates ability (i) to negotiate, modify and implement the proposal contemplated in Bidder's proposal accompanying this letter agreement or (ii) to make other confidential proposals that in Bidder's reasonable judgment will not require Best to make a public disclosure thereof. The provisions of this paragraph shall terminate in the event that (a) any third party unaffiliated with Bidder initiates a tender or exchange offer for, or otherwise proposes or agrees to acquire, the common stock or other equity interests in Best, (b) it is publicly disclosed that voting securities representing more than or equal to 25% of the total voting power of Best then outstanding have been acquired or are


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proposed to be acquired by any person or group unaffiliated with Bidder in a single transaction or a series of related transactions, or (c) Best enters into any agreement to merge with, or sell or dispose of 50% or more of its assets or earning power to, any person not affiliated with Bidder.

       From the date of this letter until the earlier of (a) January 14, 2000 or
(b) the termination by Bidder of negotiations for the transaction contemplated herein, Best shall not and shall not authorize or permit its directors, officers, employees, advisors or representatives (including, without limitation, any investment banking, legal or accounting firm retained by Best or its affiliates) (i) directly or indirectly initiate, solicit, seek, encourage or engage in any negotiations with or provide any non-public information to any other person, firm, corporation or other entity with respect to an acquisition or investment transaction involving Best or its business, (ii) directly or indirectly initiate, solicit, seek or encourage any proposal relating to the acquisition of, investment in, consolidation, recapitalization, liquidation, dissolution or other similar transaction involving Best or its business (and during such period, Best will notify Bidder promptly of the receipt of any unsolicited indication of interest, offer or proposal of such nature, including the identity of the person indicating such interest or making such offer or proposal and the terms thereof), or (iii) dispose of any assets that would constitute a part of its business other than in the ordinary course of business; provided, however, that nothing in this letter agreement shall prevent Best or its Board of Directors from complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934 with regard to any tender offer initiated by any other party. Best shall and shall cause its affiliates, advisors and representatives to immediately cease any discussions or negotiations regarding any of the above mentioned transactions in which it or they have been engaged prior to the date hereof.

       It is further understood and agreed that no failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

       Each party agrees that unless and until a definitive agreement between Best and Bidder with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of either party's directors, officers, employees, agents, or any other representatives or advisors except for the matters specifically agreed to in this letter. Each party further agrees that it shall have no obligation to authorize or pursue with the other party or any other party any transaction referred to in the first paragraph of this letter and understands that the other party has not, as of the date hereof, authorized any such transaction. The agreements set forth in this letter may be modified or waived only by a separate writing by both parties expressly so modifying or waiving such agreements. In addition, each party hereby acknowledges that it is aware, and that it will advise its representatives who are informed as to the matters which are the subject of this letter, that United States securities laws restrict, under certain circumstances, persons who have material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of a company to which such information relates or from communicating such information to any other person under circumstances in which it is


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reasonably foreseeable that such person is likely to purchase or sell such securities.

       Bidder and Best acknowledge that money damages are an inadequate remedy for breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the other party in the event that this agreement is breached. Therefore, each party agrees that the other party may, in addition to any other available remedy, seek specific performance of this agreement and injunctive relief against any breach hereof. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

       This letter agreement may be signed in more than one counterpart, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

       This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

                                               Very truly yours,

                                               THE SAGE GROUP PLC




                                         By:   /s/ Paul Walker
                                             --------------------------------
                                               Name:  Paul Walker
                                               Title: Chief Executive Officer


Confirmed and Agreed to:

BEST SOFTWARE, INC.

By:    /s/ Timothy A. Davenport
   -----------------------------------------
Name:  Timothy A. Davenport
Title: President and Chief Executive Officer

Date:  December ____, 1999